Exhibit 10.60

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made as of November 13, 2007, by and between RESPIRONICS, INC., a Delaware corporation (the “Company”), and GERALD E. McGINNIS, of Export, PA (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive are currently parties to an Amended and Restated Employment Agreement (as amended and restated from time to time prior to the date of this Agreement, the “Original Agreement”);

WHEREAS, the Company and Executive wish to amend and restate the Original Agreement as hereinafter provided (such amended and restated Employment Agreement being hereinafter called the “Employment Agreement”).

NOW, THEREFORE, intending to be legally bound, the Company agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the following terms and conditions:

ARTICLE I

EMPLOYMENT

1.01. Office. Executive is hereby employed as Executive Chairman of the Board of Directors of the Company and in such other executive and managerial capacities as the Board of Directors of the Company may from time to time determine and in such capacity or capacities shall use his best energies or abilities in the performance of his duties hereunder and as prescribed in the By-Laws of the Company. Executive shall not be required to devote more than approximately two-thirds of his working time to the performance of his duties hereunder.

In addition to his duties of presiding at all meetings of shareholders and directors of the Company, Executive shall take a senior leadership role with respect to community relations, employee retention and business development. In furtherance of the foregoing, Executive shall: (a) take all steps which he feels are reasonably required in order to insure that the policies and directions of the Board are being carried out by the Company’s management and to assist management in its efforts to do so, (b) together with the Company’s President, fulfill the Company’s civic and charitable responsibilities along lines from time to time approved by the Board, including making public appearances on behalf of the Company, (c) provide guidance and direction in the acquisition of new products and businesses, (d) provide guidance and direction with respect to Company employees and (e) advise senior management on other significant issues affecting the Company. Executive shall also perform such other duties and responsibilities as the Board of Directors may reasonably require. Executive’s duties as Executive Chairman of the Board of Directors shall be subject only to the direction and control of the Board of Directors.

1.02. Term. Subject to the terms and provisions of Article II hereof, Executive shall be employed by the Company for a period of three (3) years (the “Term”), commencing on the date of this Agreement. Subject to the terms and provisions of Article II hereof, the Term shall automatically be extended for additional three (3) year periods unless, not less than ninety (90) days prior to the expiration of the first year of the then-current Term, either Executive or the Company shall advise the other that the Term will not be further extended. “Term” shall also include any extension or renewals of the original Term.

1.03. Base Salary. During the Term, compensation shall be paid to Executive by the Company at the rate of $350,000 per annum (the “Base Salary”), payable biweekly. The Base Salary to be paid to Executive may be adjusted upward or downward (but not below the Base Salary) by the Board of Directors of the Company at any time (but not less frequently than annually) based upon Executive’s contribution to the success of the Company and on such other factors as the Board of Directors of the Company shall deem appropriate.

1.04. Executive Benefits. At all times during the Term, Executive shall have the right to participate in and receive benefits under and in accordance with the then-current provisions of all life, health and accident insurance, hospitalization and other incentive and benefit plans or programs (except for any such plan in which Executive may not participate pursuant to the terms of such plan) which the Company may at any time or from time to time have in effect for executive employees of the Company or its subsidiaries, Executive’s participation to be on a basis commensurate with other executive employees considering their respective responsibilities and compensation. Executive shall also be entitled to be reimbursed for all reasonable expenses incurred by him in the performance of his duties hereunder. Executive acknowledges that he has not and shall not participate in the Company’s bonus and profit sharing plans and programs.

1.05. Principal Place of Business. The headquarters and principal place of business of the Company is located in Murrysville, Pennsylvania. Executive’s principal place of business will be at his home in Marco Island, Florida or such other location as Executive may designate. During the summer, early fall and late spring Executive also maintains an office at his home in Export, PA. The Company will not maintain an office for Executive at its headquarters but will reimburse Executive for all reasonable out-of-pocket expenses in maintaining his office at his homes or such other location as he may direct.

ARTICLE II

TERMINATION

2.01. Illness, Incapacity. If, during the Term of Executive’s employment hereunder, the Board of Directors of the Company shall determine that Executive shall be prevented from effectively performing all his duties hereunder by reason of illness or disability and such failure so to perform shall have continued for a period of not less than three months, then the Company may, by written notice to Executive, terminate Executive’s employment hereunder effective at any time after such three month period. Upon delivery to Executive of such notice, together with payment of any salary accrued under Section 1.03 hereof, Executive’s employment and all obligations of the Company under Article I hereof shall forthwith terminate. The obligations of Executive under Article IV hereof shall continue notwithstanding termination of Executive’s employment pursuant to this Section 2.01.

2.02. Death. If Executive dies during the Term of his employment hereunder, Executive’s employment hereunder shall terminate and all obligations of the Company hereunder, other than any obligations with respect to the payment of accrued and unpaid salary, shall terminate.

2.03. Company Termination. (a) For Cause. In the event that, in the reasonable judgment of the Board of Directors of the Company, Executive shall have (a) been guilty of any act of dishonesty material with respect to the Company, (b) been convicted of a crime involving moral turpitude or (c) intentionally disregarded the provisions of this Agreement or the express instructions of the Board of Directors of the Company with respect to matters of policy continuing (in the case of clause (c)) for a period of not less than thirty (30) days after notice of such disregard, the Company may terminate this Agreement effective at such date as it shall specify in a written notice to Executive. Any such termination by the Company shall be deemed to be termination “for cause”. Upon delivery to Executive of such notice of termination, together with payment of any salary accrued under Section 1.03 hereof, Executive’s employment and all obligations of the Company under Article I hereof shall forthwith terminate. The obligations of Executive under Article IV hereof shall continue notwithstanding termination of Executive’s employment pursuant to this Section 2.03(a).

(b) Without Cause. Executive’s employment hereunder may be terminated at any time by the Company without cause if the Board of Directors of the Company, by resolution duly adopted by the Board, so determines. The obligations of Executive under Article IV hereof shall continue notwithstanding termination of Executive’s employment pursuant to this Section 2.03(b).

2.04. Executive Termination. Executive agrees to give the Company ninety (90) days prior written notice of the termination of his employment with the Company. In the event Executive has terminated his employment with the Company because, in his reasonable judgment, there has been: (a) a material downgrading in Executive’s duties, titles or responsibilities, (b) a change in the Company’s principal office to a location not within 15 miles of its present location, (c) any significant and prolonged increase in the traveling requirements applicable to the discharge of Executive’s responsibilities or (d) any other material adverse change in working conditions, responsibilities or prestige, Executive shall be entitled to the compensation provided for in Section 2.05 upon such termination. The obligations of Executive under Article IV hereof shall continue notwithstanding termination of Executive’s employment pursuant to this Section 2.04.

2.05. Termination Payments. If the Company terminates Executive’s employment without cause pursuant to Section 2.03(b) or Executive terminates his employment pursuant to Section 2.04, Executive shall be paid an amount equal to the Base Salary then in effect, such payment to be made in a lump sum on the first business day following the six month anniversary of the termination of Executive’s employment.

2.06. Termination Payments – After Certain Business Combinations. If Executive or the Company (except pursuant to Section 2.03(a)) terminates this Agreement during the Term upon or after the occurrence of a Business Combination not approved by a majority of Disinterested Directors then in office, as those terms are defined in Article Ninth of the Company’s Certificate of Incorporation, Executive shall be paid an amount equal to three times the Base Salary then in effect, such payment to be made in a lump sum on the first business day following the six month anniversary of the termination of Executive’s employment. Notwithstanding the foregoing sentence, in the event that any amount or benefit paid or distributed to the Executive pursuant to this Section 2.06, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company, would be an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, (the “Code”) and would thereby subject the Executive to the tax (“Excise Tax”) imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of the following sentence shall apply to determine the amounts payable to the Executive pursuant to this Agreement. If (A) the aggregate value of the amounts to be paid or provided to the Executive under Section 2.06 of this Agreement and any other plan, agreement or arrangement with the Company exceeds the amount which can be paid to the Executive without the Executive incurring an Excise Tax and (B) the Executive would receive a greater net-after-tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) by applying the limitation contained in this sentence, then such amounts payable to the Executive under this Section 2.06 shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without the Executive becoming subject to such an Excise Tax.

ARTICLE III

EXECUTIVE’S ACKNOWLEDGMENTS

Executive recognizes and acknowledges that: (a) in the course of Executive’s employment by the Company it will be necessary for Executive to acquire information which could include, in whole or in part, information concerning the Company’s sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customer’s purchases from the Company, the Company’s sources of supply, the Company’s computer programs, system documentation, special hardware, product hardware, related software development, the Company’s manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Company or relating to the Company’s affairs (collectively referred to herein as the “Confidential Information”); (b) the Confidential Information is the property of the Company; (c) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company; and (d) it is essential to the protection of the Company’s good will and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret and that Executive not disclose the Confidential Information to others or use the Confidential Information to Executive’s own advantage or the advantage of others. For purposes of this Agreement, “Confidential Information” shall not include any information that is in the public domain, so long as such information is not in the public domain as a result of any action or inaction by Executive which would constitute a violation of this Agreement or the Company’s policies with respect to such information.

Executive further recognizes and acknowledges that it is essential for the proper protection of the business of the Company that Executive be restrained, but only to the extent hereinafter provided (a) from soliciting or inducing any employee of the Company to leave the employ of the Company, (b) from hiring or attempting to hire any employee of the Company, (c) from soliciting the trade of or trading with the customers and suppliers of the Company for any business purpose, and (d) from competing against the Company for a reasonable period following the termination of Executive’s employment with the Company.

Executive further recognizes and understands that his duties at the Company may include the preparation of materials, including written or graphic materials, and that any such materials conceived or written by him shall be done as “work made for hire” as defined and used in the Copyright Act of 1976, 17 USC § 1 et seq. In the event of publication of such materials, Executive understands that since the work is a “work made for hire”, the Company will solely retain and own all rights in said materials, including right of copyright, and that the Company may, at its discretion, on a case-by-case basis, grant Executive by-line credit on such materials as the Company may deem appropriate.

ARTICLE IV

EXECUTIVE’S COVENANTS AND AGREEMENTS

4.01. Non-Disclosure of Confidential Information. Executive agrees to hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and agrees that he shall not, without the prior written consent of the Company, misappropriate or disclose or make available to anyone for use outside the Company’s organization at any time, either during his employment with the Company or subsequent to the termination of his employment with the Company for any reason, including without limitation termination by the Company for cause or without cause, any of the Confidential Information, whether or not developed by Executive, except as required in the performance of Executive’s duties to the Company or as otherwise required by law or legal process.

4.02. Disclosure of Works and Inventions/Assignment of Patents and Other Rights. (a) Executive shall disclose promptly to the Company or its nominee any and all works, inventions, discoveries and improvements authored, conceived or made by Executive during the period of employment and related to the business or activities of the Company, and hereby assigns and agrees to assign all his interest therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters Patent or Copyrights of the United States or any foreign country or to otherwise protect the Company’s interest therein. Such obligations shall continue beyond the termination of employment with respect to works, inventions, discoveries and improvements authored, conceived or made by Executive during the period of employment, and shall be binding upon Executive’s assigns, executors, administrators and other legal representatives.

(b) Executive agrees that in the event of publication by Executive of written or graphic materials in the course of performing his duties under this Agreement, the Company will retain and own all rights in said materials, including right of copyright.

4.03. Duties. Executive agrees to be a loyal employee of the Company during the Term. Executive agrees to devote his best efforts to the performance of his duties for the Company, to give proper time and attention to furthering the Company’s business, and to comply with all rules, regulations and instruments established or issued by the Company, in each case during the Term. Executive shall devote such of his working time as shall be necessary for the performance of his duties hereunder, but he shall not be required to devote more than two-thirds of his working time thereto. Executive further agrees that during the Term of this Agreement, Executive shall not, directly or indirectly, engage in any business which would detract from Executive’s ability to apply his best efforts to the performance of his duties hereunder. Executive also agrees that he shall not usurp any corporate opportunities of the Company.

4.04. Return of Materials. Upon the termination of Executive’s employment with the Company for any reason, including without limitation termination by the Company for cause or without cause, Executive shall promptly deliver to the Company all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals and any documents concerning the Company’s customers or concerning products or processes used by the Company and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information.

4.05. Restrictions on Competition. Executive covenants and agrees that during the period of Executive’s employment hereunder plus a period of three years following the termination of Executive’s employment, including without limitation termination by the Company for cause or without cause, Executive shall not, in the United States of America or in any other country of the world in which the Company has done business at any time during the last three years prior to termination of Executive’s employment with the Company, engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business. For purposes of this Agreement, the term “Competing Business” shall mean and include any person, corporation or other entity which develops, manufactures, sells or markets or attempts to develop, manufacture, sell or market any product or services which are the same as or similar to the products and services sold by the Company at any time and from time to time during the last three years prior to the termination of Executive’s employment hereunder; provided, however, that for purposes of determining what constitutes a Competing Business there shall not be included (x) any product or service of any entity which product or service Executive determines is not material to the business or prospects of the Company and which product or service the Company’s Board, having been requested to do so by Executive, also so determines; or (y) any product or service of any entity so long as the Executive and such entity can demonstrate to the reasonable satisfaction of the Company that Executive is and will continue to be effectively isolated from and not participate in the development, manufacture, sale or marketing of such product or service, but only so long as Executive is effectively so isolated and does not so participate.

4.06. Non-Solicitation of Customers and Suppliers. Executive agrees that during his employment with the Company he shall not, directly or indirectly, solicit the trade of, or trade with, any customer, prospective customer, supplier, or prospective supplier of the Company for any business purpose other than for the benefit of the Company. Executive further agrees that for three years following termination of his employment with the Company, including without limitation termination by the Company for cause or without cause, Executive shall not, directly or indirectly, solicit the trade of, or trade with, any customers or suppliers, or prospective customers or suppliers, of the Company.

4.07. Non-Solicitation of Employees. Executive agrees that, during his employment with the Company and for three years following termination of Executive’s employment with the Company, including without limitation termination by the Company for cause or without cause, Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever, or hire any employee of the Company.

ARTICLE V

EXECUTIVE’S REPRESENTATIONS AND WARRANTIES

5.01. No Prior Agreements. Executive represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Article IV hereof. Executive further represents and warrants that his employment with the Company will not require him to disclose or use any confidential information belonging to prior employers or other persons or entities.

5.02. Executive’s Abilities. Executive represents that his experience and capabilities are such that the provisions of Article IV will not prevent him from earning his livelihood, and acknowledges that it would cause the Company serious and irreparable injury and cost if Executive were to use his ability and knowledge in competition with the Company or to otherwise breach the obligations contained in Article IV.

5.03. Remedies. In the event of a breach by Executive of the terms of this Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Executive and to enjoin Executive from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Executive acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that the Company shall be entitled to injunctive relief against him in the event of any breach.

ARTICLE VI

MISCELLANEOUS

6.01. Authorization to Modify Restrictions. It is the intention of the parties that the provisions of Article IV hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

6.02. Tolling Period. The non-competition, non-disclosure and non-solicitation obligations contained in Article IV hereof shall be extended by the length of time during which Executive shall have been in breach of any of the provisions of such Article IV.

6.03. Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the employment of Executive by the Company and may be amended only by a writing signed by each of them.

6.04. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

6.05. Consent to Jurisdiction; Venue. Executive hereby irrevocably submits to the personal jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of or relating to this Agreement, and Executive hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in either such court. Executive hereby irrevocably waives any objection which he now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania and any objection on the ground that any such action or proceeding in either of such Courts has been brought in an inconvenient forum. Nothing in this Section 6.05 shall affect the right of the Company to bring any action or proceeding against Executive or his property in the courts of other jurisdictions where Executive resides or has his principal place of business or where such property is located.

6.06. Service of Process. Executive hereby irrevocably consents to the service of any summons and complaint and any other process which may be served in any action or proceeding arising out of or related to this Agreement brought in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County by the mailing by certified or registered mail of copies of such process to Executive at his address as set forth on the signature page hereof.

6.07. Remedies. If the Company finally prevails in a proceeding for damages or injunctive relief, the Company, in addition to other relief, shall be entitled to reasonable attorneys’ fees, costs and the expenses of litigation incurred by the Company in securing the relief granted by the Court.

6.08. Agreement Binding. The obligations of Executive under this Agreement shall continue after the termination of his employment with the Company for any reason, with or without cause, and shall be binding on, and inure to the benefit of, his heirs, executors, legal representatives and assigns. If Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or designee or, if there be no such designee, to the Executive’s estate. This Agreement shall be binding upon and inure to the benefit of any successors or assigns of the Company.

6.09. Counterparts, Section Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.

6.10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) hand delivered or (b) mailed, registered mail, first class postage paid, return receipt requested, or (c) sent via overnight delivery service or courier, delivery acknowledgment requested, or (d) via any other delivery service with proof of delivery:

if to the Company:

Respironics, Inc.

1010 Murry Ridge Lane

Murrysville, PA 15668

if to Executive, at the address set forth below

or to such other address or to such other person as either party hereto shall have last designated by notice to the other party.

6.11. Section 409A. Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the

Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

Executive acknowledges that he has read and understands the foregoing provisions and that such provisions are reasonable and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed the day and year first above written.

/s/ Gerald E. McGinnis
Gerald E. McGinnis

Address:	1031 Pettit Court Marco Island, FL 34145

RESPIRONICS, INC.

By:	/s/ William R. Wilson
Title:	Chief Human Resources Officer